EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated July 2, 2013 to the

Ivy Funds Variable Insurance Portfolios Prospectus

dated April 30, 2013

and as supplemented May 2, 2013

The following replaces the “Principal Investment Strategies” section of Ivy Funds VIP Global Natural Resources on pages 72-73:

Ivy Funds VIP Global Natural Resources seeks to achieve its objective by investing, under normal circumstances, at least 80% of its net assets in equity securities of companies throughout the world that own, explore or develop natural resources and other basic commodities or supply goods and services to such companies.

For these purposes, “natural resources” generally includes, but is not limited to: energy (such as utilities, producers/developers, refiners, service/drilling), alternative energy (such as uranium, coal, hydrogen, wind, solar, fuel cells), industrial products (such as building materials, cement, packaging, chemicals, supporting transport and machinery), forest products (such as lumber, plywood, pulp, paper, newsprint, tissue), base metals (such as aluminum, copper, nickel, zinc, iron ore and steel), precious metals and minerals (such as gold, silver, platinum, diamonds), and agricultural products (grains and other foods, seeds, fertilizers, water).

WRIMCO uses an equity style that focuses on both growth and value, as well as utilizing both a top-down (the creation of macro-economic models to prepare an outlook for economic and market conditions) and a bottom-up (fundamental, company by company) approach. WRIMCO targets companies for investment that, in its opinion, have strong management and financial positions, adding balance with established low-cost, low-debt producers or positions that are based on anticipated commodity price trends. The Portfolio seeks to be diversified internationally, and therefore, WRIMCO invests in foreign companies and U.S. companies that have principal operations in foreign jurisdictions. While WRIMCO seeks to anchor the Portfolio’s assets in the United States, the Portfolio may invest up to 100% of its total assets in foreign securities. Exposure to companies in any one particular foreign country is typically less than 20% of the Portfolio’s total assets. The Portfolio also may have exposure to companies located in, and/or doing business in, emerging markets.

Under normal circumstances, the Portfolio invests at least 65% of its total assets in issuers of at least three countries, which may include the U.S. An investment in foreign securities presents additional risks such as currency fluctuations and political or economic conditions affecting the foreign country. Many companies have diverse operations, with products or services in foreign markets. Therefore, the Portfolio will have an indirect exposure to foreign markets through investments in these companies.

Generally, in determining to sell a security, WRIMCO considers various factors, including whether the holding has sufficiently exceeded its target price, whether a growth-oriented company has failed to deliver growth, and the effect of commodity price trends on certain holdings. WRIMCO may also sell a security to take advantage of what it believes to be more attractive investment opportunities, to reduce the Fund’s holding in that security, or to raise cash.

The Portfolio may use a range of derivative instruments in seeking to hedge market risk on equity securities, increase exposure to specific sectors or companies, and manage exposure to various foreign currencies and precious metals. In an effort to hedge market risk and increase exposure to equity markets, the Portfolio may utilize futures on equity indices and/or purchase option contracts on individual equity securities and exchange-traded funds (ETFs). In seeking to manage foreign currency exposure, the Portfolio may utilize forward contracts to either increase or decrease exposure to a given currency. In seeking to manage the Portfolio’s exposure to precious metals, the Portfolio may utilize futures contracts, both long and short positions, as well as options contracts, both written and purchased, on precious metals.

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The following replaces the disclosure regarding Ivy Funds VIP Global Natural Resources in the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on pages 128-129:

Ivy Funds VIP Global Natural Resources: The Portfolio seeks to achieve its objective to provide capital growth and appreciation by investing at least 80% of its net assets in the equity securities of companies of any size throughout the world that own, explore or develop natural resources and other basic commodities or that supply goods and services to such companies. There is no guarantee, however, that the Portfolio will achieve its objective.

WRIMCO systematically reviews its investment decisions and may allow cash reserves to build up when valuations seem unattractive. WRIMCO attempts to manage risk through diversifying the Portfolio’s holdings by commodity, country, issuer, and market capitalization of companies; however, such diversification may not necessarily reduce Portfolio volatility. WRIMCO searches for what it feels are well-managed companies with strong balance sheets and the technological capability and expertise to grow independently of commodity prices. In addition, WRIMCO seeks to anchor the Portfolio’s holdings with established larger companies that have historically strong-producing assets and attractive long-term reinvestment opportunities. From a macro perspective, WRIMCO monitors demand expectations for various commodities and utilizes this information to adjust the level of sector exposure and individual security holdings in the Portfolio.

Under normal circumstances, the Portfolio invests at least 65% of its total assets in issuers of at least three countries, which may include the U.S. An investment in foreign securities presents additional risks such as currency fluctuations and political or economic conditions affecting the foreign country. Many companies have diverse operations, with products or services in foreign markets. Therefore, the Portfolio will have an indirect exposure to foreign markets through investments in these companies.

The Portfolio may also invest in ETFs or options on ETFs as a means of tracking the performance of a designated stock index. The Portfolio also may invest in precious metals and other physical commodities.

The Portfolio may use a range of other investment techniques, including investing in MLPs. An MLP is an investment that combines the tax benefits of a partnership with the liquidity of publicly traded securities. The MLPs in which the Portfolio may invest are primarily engaged in investing in oil and gas-related businesses, including energy processing and distribution. Investments in securities of an MLP involve risks that differ from investments in common stocks, including, among others, risks related to limited control and limited rights to vote on matters affecting the MLP, cash flow risks, dilution risks, and others.

The Portfolio’s investments in MLPs will be limited by tax considerations.

As a temporary defensive measure, when WRIMCO believes that securities markets or economic conditions are unfavorable or unsettled, the Portfolio may try to protect its assets by investing up to 100% of its total assets in securities that are highly liquid, including high-quality money market instruments, such as short-term U.S. government securities, commercial paper, or repurchase agreements, even though that is not the normal investment strategy of the Portfolio. Even though the securities purchased for defensive purposes often are considered the equivalent of cash, and typically are highly liquid or comparatively safe, they tend to offer lower returns. Therefore, the Portfolio’s performance could be comparatively lower if it concentrates its assets in defensive holdings. The additional temporary defensive measures that WRIMCO may employ include altering the mix of company and sector holdings or using derivative strategies. By taking a temporary defensive position, the Portfolio may not achieve its investment objective.

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Principal Risks. An investment in Ivy Funds VIP Global Natural Resources is subject to various risks, including the following:

• Commodities Risk	• Growth Stock Risk

• Company Risk	• Investment Company Securities Risk

• Derivatives Risk	• Liquidity Risk

• Emerging Market Risk	• Management Risk

• Foreign Currency Risk	• Market Risk

• Foreign Exposure Risk	• Sector Risk

• Foreign Securities Risk	• Value Stock Risk

• Global Natural Resources Industry Risk

Non-Principal Risks. In addition to the Principal Risks identified above, an investment in Ivy Funds VIP Global Natural Resources may be subject to other, non-principal risks, including the following:

• Foreign Currency Exchange Transactions and	• Mid Size Company Risk

Forward Foreign Currency Contracts Risk	• MLP Risk

• Large Company Risk	• Small Company Risk

A description of these risks is set forth in Defining Risks below. Additional risk information, as well as additional information on securities and other instruments in which the Fund may invest, is provided in the SAI.

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For Ivy Funds VIP Pathfinder Moderately Conservative, the target allocation of investment among the Ivy Funds VIP Limited-Term Bond is changed to 0-20% on pages 104 and 134.

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For Ivy Funds VIP Pathfinder Conservative, the target allocation of investment among the Ivy Funds VIP Limited-Term Bond is changed to 0-20% on pages 109 and 134.

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